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                                                                     Exhibit 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                 OF NORTH AMERICAN INTEGRATED MARKETING, INC.

  North American Integrated Marketing, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

  1. The present name of the Corporation is North American Integrated Marketing, Inc.

  2. The Corporation was originally incorporated under the name Opportunistics Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on February 23, 1989.

  3. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware by the written consent of the Corporation's stockholders, with written notice being provided to all stockholders in accordance with Section 228(d). This Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Certificate of Incorporation of the Corporation as heretofore amended, restated and supplemented.

  4. The text of the Certificate of Incorporation as heretofore amended, restated and supplemented is hereby restated and further amended to read in its entirety as follows:

  FIRST.   The name of the Corporation is DirectCom, Inc. (the "Corporation").

  SECOND. Its registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, County of New Castle, 19801. The registered agent in charge thereof is The Corporation Trust Company.

  THIRD.   The purpose or purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

  FOURTH. The total number of shares which the Corporation shall have authority to issue is 70,000,000 shares, consisting of 60,000,000 shares of Common Stock, having a par value of $.00001 per share, and 10,000,000 shares of Preferred Stock having a par value of $.00001 per share.

  The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares of each such series and any qualifications, limitations or restrictions thereof.
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  FIFTH.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the following powers:

           (a) To adopt, and to alter or amend the Bylaws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed mortgages and liens (without limits to the amount) upon the property and franchises of the Corporation; and

           (b) With the consent in writing or pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, to dispose of, in any manner, the whole property of the Corporation.

  SIXTH.   The shareholders and directors shall have the power to hold their meetings and keep the books, documents and papers of the Corporation within or outside the State of Delaware and at such place or places as may be from time to time designated by the Bylaws or by resolution of the shareholders or directors, except as otherwise required by the laws of the State of Delaware.

  SEVENTH. The objects, purposes and powers specified in any clause or paragraph of this Restated Certificate of Incorporation shall be in no way limited or restricted by reference to or inference from the terms or any other clause or paragraph of this Restated Certificate of Incorporation. The objects, purposes and powers in each of the clauses and paragraphs of this Restated Certificate of Incorporation shall be regarded as independent objects, purposes and powers. The objects, purposes and powers specified in this Restated Certificate of Incorporation are in furtherance and not in limitation of the objects, purposes and powers conferred by statute.

  EIGHTH. The Corporation shall have the power to indemnify its officers, directors, employees and agents, and such other persons as may be designated as set forth in the Bylaws, to the full extent permitted by the laws of the State of Delaware. A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit shall not be eliminated or limited hereby.

  NINTH.

        (a) The number of directors constituting the entire Board of Directors shall be fixed from time to time by vote of a majority of the entire Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.


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        (b)   The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits with the term of office of one class expiring each year. At the first annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

        (c) Notwithstanding any other provisions of this Certificate of Incorporation or by Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80 percent or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

  IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Nicholas Robinson, its Chief Executive Officer, this 4th day of September, 1997.


                                       DIRECTCOM, INC.



                                   By:
                                       --------------------------------
                                       Nicholas Robinson
                                       Chief Executive Officer

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